EXHIBIT 12.1




                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)


                                                                                                         Three Months Ended
                                                                      Year Ended December 31,                 March 31,
                                                  --------------------------------------------------    -------------------
                                                    1997       1996       1995       1994      1993       1998       1997
                                                  -------    --------   --------   -------   -------    --------   --------
Earnings
  Income (loss) before taxes and minority
    interest....................................$   31.0    $  (42.2)  $  (32.1)  $   4.9   $ (40.7)    $  14.6    $   4.1

  Adjustments:
    Minority interest in losses of
      consolidated subsidiaries.................   ---         ---        ---        ---      ---         ---        ---
    Undistributed (income) loss of less
       than 50% owned investments...............   ---         ---        ---        ---        0.7       ---        ---
    Distributions from less than 50%
       owned investments........................   ---         ---        ---        ---      ---         ---        ---
    Fixed charges...............................    49.0        72.2       50.4      39.8      35.7         9.8       11.4
                                                 --------    --------   --------   -------   -------    --------   --------

  Earnings......................................    80.0        30.0       18.3      44.7      (4.3)       24.4       15.5
                                                 --------    --------   --------   -------   -------    --------   --------

Combined fixed charges, including
   preferred accretion
  Interest expense, including debt
    discount amortization.......................    39.4        45.2       39.5      30.5      31.2         8.8        9.8
  Accretion of redeemable convertible...........     4.8        22.9        7.3       6.0       0.2         ---        0.4
  Amortization/writeoff of debt issuance
    costs.......................................     2.6         2.6        2.3       2.3       3.4         0.5        0.7
  Portion of rental expense representative
     of interest factor (assumed to be 33%).....     2.2         1.5        1.3       1.0       0.9         0.5        0.5
                                                  --------   --------   --------   --------   -------   --------   --------

  Fixed charges.................................$   49.0    $   72.2   $   50.4   $  39.8    $  35.7    $   9.8    $  11.4
                                                  --------   --------   --------   --------   -------   --------   --------

Ratio of earnings to combined fixed charges.....    1.6x        (1)        (1)       1.1x       (1)       2.5x       1.4x
                                                  ========   ========   ========   ========   =======   ========   ========

Amount of earnings deficiency for coverage
   of combined fixed charges....................$    ---    $  42.2    $  32.1    $  ---     $  40.0    $  ---     $  ---
                                                  =========  ========   ========   ========   =======   ========   ========

 (1)  Less than 1.0x